SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)


                       CANADIAN OCCIDENTAL PETROLEUM LTD.

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                                (Name of Issuer)


                    Common Shares, par value $1.00 per share

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                         (Title of Class of Securities)


                                   136 420 106

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                                 (CUSIP Number)


                            Donald P. de Brier, Esq.
                        Occidental Petroleum Corporation
                            10889 Wilshire Boulevard
                          Los Angeles, California 90024
                                 (310) 208-8800

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            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)


                                 April 18, 2000

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                          (Date of Event which Requires
                            Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-l(e), 13d-1(f) or 13d-1(g), check the following box [ ]

CUSIP No. 136 420 106                                               Page 2 of 17
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1.   NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     (ENTITIES ONLY)

                Occidental Petroleum Corporation
                95-4035997

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]
     (SEE INSTRUCTIONS)         (b)     [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                OO

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))   [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                0

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.0%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

CUSIP No. 136 420 106                                               Page 3 of 17
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1.   NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     (ENTITIES ONLY)
                Occidental Petroleum Investment Co.
                95-2584267

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]
     (SEE INSTRUCTIONS)         (b)     [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                OO

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))   [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                0

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.0%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

CUSIP No. 136 420 106                                               Page 4 of 17
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1.   NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     (ENTITIES ONLY)
                Occidental Oil and Gas Holding Corporation (formerly Occidental Oil and Gas Corporation)
                95-2864974

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]
     (SEE INSTRUCTIONS)         (b)     [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                OO

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))   [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                0

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.0%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

CUSIP No. 136 420 106                                               Page 5 of 17
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1.   NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     (ENTITIES ONLY)
                OXY USA Inc.
                73-1166880

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]
     (SEE INSTRUCTIONS)         (b)     [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                OO

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))   [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                0

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.0%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

CUSIP No. 136 420 106                                               Page 6 of 17
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1.   NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     (ENTITIES ONLY)
                Occidental Chemical Holding Corporation
                95-2865897

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]
     (SEE INSTRUCTIONS)         (b)     [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                OO

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))   [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                0

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.0%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

CUSIP No. 136 420 106                                               Page 7 of 17
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1.   NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     (ENTITIES ONLY)
                Oxy Chemical Corporation
                95-2813195

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]
     (SEE INSTRUCTIONS)         (b)     [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                OO

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))   [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                California

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                0

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.0%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

CUSIP No. 136 420 106                                               Page 8 of 17
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1.   NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     (ENTITIES ONLY)
                Oxy CH Corporation
                95-3992422

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]
     (SEE INSTRUCTIONS)         (b)     [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                OO

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))   [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                0

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.0%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

CUSIP No. 136 420 106                                               Page 9 of 17
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1.   NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     (ENTITIES ONLY)
                Occidental Chemical Corporation
                16-0484732

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]
     (SEE INSTRUCTIONS)         (b)     [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                OO

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))   [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                New York

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                0

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.0%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

CUSIP No. 136 420 106                                              Page 10 of 17
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1.   NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     (ENTITIES ONLY)
                Occidental Chemical Investment (Canada) 1, Inc.
                95-4628624

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]
     (SEE INSTRUCTIONS)         (b)     [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                OO

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))   [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                0

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.0%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

CUSIP No. 136 420 106                                              Page 11 of 17
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1.   NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
     (ENTITIES ONLY)
                Occidental Chemical Investment (Canada) 2, Inc.
                95-4628625

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP     (a)     [ ]
     (SEE INSTRUCTIONS)         (b)     [ ]

3.   SEC USE ONLY

4.   SOURCE OF FUNDS (SEE INSTRUCTIONS)
                OO

5.   (CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(d) OR 2(e))   [ ]

6.   CITIZENSHIP OR PLACE OF ORGANIZATION
                Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

7.   SOLE VOTING POWER
                0

8.   SHARED VOTING POWER
                0

9.   SOLE DISPOSITIVE POWER
                0

10.  SHARED VOTING POWER
                0

11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                0

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) [ ]

13.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                0.0%

14.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                CO

EXPLANATORY NOTE:

     This Amendment No. 4 to Schedule 13D ("Amendment No. 3") amends the Statement on Schedule 13D (the "Schedule 13D") originally filed on February 28, 1992, by Occidental Petroleum Corporation ("Occidental"), Occidental Petroleum Investment Co., Occidental Chemical Holding Corporation, Oxy Chemical Corporation, Oxy CH Corporation, Occidental Chemical Corporation, Occidental Oil and Gas Holding Corporation (formerly Occidental Oil and Gas Corporation) and OXY USA Inc.(successor to OXY Oil and Gas USA Inc.), as amended and supplemented by Amendment No. 1 to Schedule 13D filed on March 10, 1992, Amendment No. 2 to
Schedule 13D filed on July 27, 1999, and Amendment No. 3 to Schedule 13D filed on March 1, 2000, with respect to the common shares ("CanadianOxy Shares") of Canadian Occidental Petroleum Ltd. ("CanadianOxy") owned by them.

4.   Purpose of Transaction

     On April 18, 2000, pursuant to an Acquisition Agreement dated March 1, 2000 (the "Acquisition Agreement") among Occidental, CanadianOxy and Ontario Teachers' Pension Plan Board, an Ontario corporation ("Ontario Teachers"), Occidental caused (a) OCIC1 and OCIC2 to sell an aggregate of 20,000,000 CanadianOxy shares to CanadianOxy and (b) OCIC1 and OCIC2 to sell 20,223,620 CanadianOxy Shares to Ontario Teachers. As a result of the transactions with CanadianOxy and Teachers, Occidental and its affiliates no longer have any beneficial interest in shares of CanadianOxy.

7.   Material to Be Filed as Exhibits

          Exhibit 1  -  Agreement Pursuant to Rule 13d-1(f)(1)(iii).*

          Exhibit 2  -  Underwriting Agreement, dated February 19, 1992, among
                        Occidental, OCC, Oxy CC, CanadianOxy and the
                        Underwriters.*

          Exhibit 3  -  Amalgamation Agreement, dated as of February 18, 1992, among CanadianOxy, Subco (a wholly owned subsidiary of CanadianOxy), HPCL and OCL.*

          Exhibit 4  -  Agreement pursuant to Rule 13d-1(f)(1)(iii).*

          Exhibit 5  -  Instalment Receipt and Pledge Agreement, dated March 10,
                        1992, by and among Occidental, Oxy CC, CanadianOxy, the Underwriters, Royal Trust Company, as Custodian, and a wholly owned subsidiary of the Custodian.*

          Exhibit 6  -  Agreement Pursuant to Rule 13d-1(k)*

          Exhibit 7  -  Transfer Agreement, dated April 11, 1997, between OCIC1 and Occidental*

          Exhibit 8  -  Transfer Agreement, dated April 11, 1997, between OCIC1 and OCC*

          Exhibit 9  -  Transfer Agreement, dated April 11, 1997, between OCIC1 and OXY USA*

          Exhibit 10 -  Transfer Agreement, dated April 11, 1997, between OCIC2 and Oxy CH*

          Exhibit 11 -  Agreement pursuant to Rule 13d-1(k)

          Exhibit 12 -  Acquisition Agreement, dated March 1, 2000, among
                        CanadianOxy, Occidental, and Ontario Teachers*

          ------------------
          *    Previously filed.

                                    Signature

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 19, 2000                          OCCIDENTAL PETROLEUM CORPORATION


                                        By:        J. R. Havert
                                           -------------------------------------
                                           Name:   J. R. Havert
                                           Title:  Vice President and Treasurer


                                        OCCIDENTAL PETROLEUM INVESTMENT CO.

                                        By:        J. R. Havert
                                           -------------------------------------
                                           Name:   J. R. Havert
                                           Title:  Assistant Treasurer


                                        OCCIDENTAL CHEMICAL HOLDING CORPORATION

                                        By:        J. R. Havert
                                           -------------------------------------
                                           Name:   J. R. Havert
                                           Title:  Vice President and Assistant
                                                   Treasurer


                                        OXY CHEMICAL CORPORATION

                                        By:        J. R. Havert
                                           -------------------------------------
                                           Name:   J. R. Havert
                                           Title:  Vice President and Treasurer


                                        OXY CH CORPORATION

                                        By:        J. R. Havert
                                           -------------------------------------
                                           Name:   J. R. Havert
                                           Title:  Vice President and Treasurer


                                        OCCIDENTAL CHEMICAL CORPORATION

                                        By:        J. R. Havert
                                           -------------------------------------
                                           Name:   J. R. Havert
                                           Title:  Vice President and Treasurer

                                        OCCIDENTAL OIL AND GAS HOLDING
                                        CORPORATION

                                        By:        J. R. Havert
                                           -------------------------------------
                                           Name:   J. R. Havert
                                           Title:  Vice President and Treasurer


                                        OXY USA INC.

                                        By:        J. R. Havert
                                           -------------------------------------
                                           Name:   J. R. Havert
                                           Title:  Vice President and Treasurer


                                        OCCIDENTAL CHEMICAL INVESTMENT (CANADA)
                                        1, INC.

                                        By:        J. R. Havert
                                           -------------------------------------
                                           Name:   J. R. Havert
                                           Title:  Assistant Treasurer


                                        OCCIDENTAL CHEMICAL INVESTMENT (CANADA)
                                        2, INC.

                                        By:        J. R. Havert
                                           -------------------------------------
                                           Name:   J. R. Havert
                                           Title:  Assistant Treasurer